AZZ Second Quarter – Fiscal Year 2012
September 29, 2011

Exhibit 99.1

AZZ incorporated Reports Second Quarter and
Year-To-Date Financial Results of Fiscal Year 2012, and Dividend Declared

For the six months – Revenues Increase 29%, Net Income up 19%, Earnings per Share
Increased 19% and Backlog Increased 16%

Contact:	Dana Perry, Senior Vice President – Finance and CFO
AZZ incorporated 817-810-0095
Internet: www.azz.com

Lytham Partners 602-889-9700
Joe Dorame or Robert Blum
Internet: www.lythampartners.com

September 29, 2011 – FORT WORTH, TX - AZZ incorporated (NYSE:AZZ), a manufacturer of electrical products and a provider of galvanizing services, today announced unaudited financial results for the three and six-month periods ended August 31, 2011. Revenues for the second quarter were $114.7 million compared to $99.6 million for the same quarter last year, an increase of 15 percent. Net income for the second quarter was $9.6 million, or $0.76 per diluted share, compared to net income of $9.6 million, or $0.77 per diluted share, in last year’s second fiscal quarter.

For the six-month period, the Company reported revenues of $229 million compared to $177.1 million for the comparable period last year, an increase of 29 percent.  Net income for the six months was $19.1 million, or $1.51 per diluted share, compared to $16 million, or $1.27 per diluted share in the comparable period of last year.

Backlog at the end of our second quarter was $123.2 million. Backlog at the end of the second quarter of FY 2011 was $106.5 million and $108.4 million at February 28, 2011.  Incoming orders for the second quarter were $123.1 million while shipments for the quarter totaled $114.7 million, resulting in a book to ship ratio of 107 percent. Based upon current customer requested delivery dates and our production schedules, 66 percent of the backlog at August 31, 2011 is expected to ship in the current fiscal year.  Of the backlog of $123.2 million, 33 percent is to be delivered outside of the U.S.

AZZ Second Quarter – Fiscal Year 2012
September 29, 2011

Revenues for the Electrical and Industrial Products Segment for the second quarter of Fiscal 2012 were $44.4 million as compared to $40.8 million for the same quarter last year, an increase of 9 percent.  Operating income for the segment decreased 33 percent to $5.1 million compared to $7.5 million in the same period last year.  Operating margins for the second quarter were 11 percent for the quarter as compared to 18.5 percent in the prior year period.    For the first six months of Fiscal 2012, revenues increased 19 percent to $92.7 million and operating income decreased 12 percent to $12.5 million compared to $77.9 million and $14.1 million respectively, for the first six months of the prior year.  Operating margin for the first six months was 13 percent as compared to 18 percent in the prior year period.

Revenues for the Company’s Galvanizing Service Segment for the second quarter were $70.3 million, compared to the $58.8 million in the same period last year, an increase of 19 percent.    Operating income was $18.8 million as compared to $15.2 million in the prior period, an increase of 23 percent. Tonnage shipped increased 16 percent when compared to the prior period. Operating margins for the second quarter were 27 percent, compared to 26 percent in the same period last year. For the six months of Fiscal 2012, revenues increased 38 percent to $136.3 million and operating income increased 34 percent to $35.9 million compared to $99.2 million and $26.7 million respectively, for the first six months of the prior year.  Operating margins were 26 percent compared to 27 percent in the prior period.  The contribution for the first six months of fiscal 2012 from the acquisition of North American Galvanizing was $39.5 million in revenues and $8.9 million in operating income.

David H. Dingus, president and chief executive officer of AZZ incorporated, commented, “The second quarter was another quarter of effective identification and execution of our opportunities in a market environment of continued economic and regulatory uncertainty.  Pricing pressures remain, however, we continued to adhere to a strategy of improved margin targets for our new business.  We achieved another quarter of backlog growth and are extremely pleased with both the volume and operating margins of the Galvanizing Services Segment.  We continue our effort to identity product and market expansion opportunities to further enhance our strategic position.”

Based upon the evaluation of information currently available to management, we are maintaining our Fiscal Year 2012 guidance for revenues to be in the range of $450 million to $475 million and for earnings to be within the range of $2.90 to $3.10 per diluted share.  Our guidance does include the increased interest expense in Fiscal 2012 of $0.34 per diluted share associated with the $125 million of Senior Private Placement Notes issued on January 20, 2011.

Additionally, the Company announced that the Board of Directors, at its regularly scheduled quarterly meeting, declared a 25 cent per share cash dividend on the Company’s common stock outstanding.  The dividend will be paid at the close of business on October 31, 2011, to shareholders of record on October 14, 2011.

AZZ incorporated will conduct a conference call to discuss financial results for the second quarter of Fiscal Year 2012 at 4:30 P.M. ET on Thursday, September 29, 2011.  Interested parties can access the conference call by dialing (877) 317-6789 or (412) 317-6789 (international). The call will be web cast via the Internet at www.azz.com/azzinvest.htm.   A replay of the call will be available for three days at (877) 344-7529 or (412) 317-0088 (international), confirmation #10004310, or for 30 days at www.azz.com/azzinvest.htm.

AZZ Second Quarter – Fiscal Year 2012
September 29, 2011

AZZ incorporated is a specialty electrical equipment manufacturer serving the global markets of power generation, transmission and distribution and industrial, as well as a leading provider of hot dip galvanizing services to the steel fabrication market nationwide.

Certain statements herein about our expectations of future events or results constitute forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements by terminology such as, “may,” “should,” “expects,“ “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” or the negative of these terms or other comparable terminology. Such forward-looking statements are based on currently available competitive, financial and economic data and management’s views and assumptions regarding future events. Such forward-looking statements are inherently uncertain, and investors must recognize that actual results may differ from those expressed or implied in the forward-looking statements. This release may contain forward-looking statements that involve risks and uncertainties including, but not limited to, changes in customer demand and response to products and services offered by AZZ, including demand by the electrical power generation markets, electrical transmission and distribution markets, the industrial markets, and the hot dip galvanizing markets; prices and raw material cost, including zinc and natural gas which are used in the hot dip galvanizing process; changes in the economic conditions of the various markets that AZZ serves, foreign and domestic, customer request delays of shipments, acquisition opportunities, currency exchange rates, adequacy of financing, and availability of experienced management employees to implement AZZ’s growth strategy. AZZ has provided additional information regarding risks associated with the business in AZZ’s Annual Report on Form 10-K for the fiscal year ended February 28, 2011 and other filings with the SEC, available for viewing on AZZ’s website at www.azz.com and on the SEC’s website at www.sec.gov.  You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. These statements are based on information as of the date hereof and AZZ assumes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

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AZZ Second Quarter – Fiscal Year 2012
September 29, 2011

AZZ incorporated
Condensed Consolidated Statement of Income
(in thousands except per share amounts)

	Three Months Ended		Six Months Ended
	August 31, 2011	August 31, 2010	August 31, 2011	August 31, 2010
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Net sales	$114,661	$99,591	$228,994	$177,066
Costs and Expenses:
Cost of Sales	84,281	70,538	167,545	124,449
Selling, General and Administrative	11,740	12,230	24,790	24,505
Interest Expense	3,464	1,768	6,934	3,459
Net (Gain) Loss on Sales or Insurance Settlement of Property, Plant and Equipment	(60)	(48)	171	(57)
Other (Income)	(385)	(395)	(1,032)	(760)
	$99,040	$84,093	$198,408	$151,596

Income before income taxes	15,621	15,498	30,586	25,470
Income Tax Expense	6,015	5,851	11,515	9,450
Net income	$9,606	$9,647	$19,071	16,020
Net income per share
Basic	$0.76	$0.77	$1.52	$1.29
Diluted	$0.76	$0.77	$1.51	$1.27
Diluted average shares outstanding	12,677	12,599	12,661	12,574

Segment Reporting
(in thousands)

	Three Months Ended		Six Months Ended
	August 31, 2011	August 31, 2010	August 31, 2011	August 31, 2010
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Net Sales:
Electrical and Industrial Products	$44,402	$40,768	$92,669	$77,929
Galvanizing Services	70,259	58,823	136,325	99,137
	$114,661	$99,591	$228,994	$177,066

Segment Operating Income (a):
Electrical and Industrial Products	$5,081	$7,538	$12,495	$14,148
Galvanizing Services	18,755	15,241	35,876	26,715
Total Segment Operating Income	$23,836	$22,779	$48,371	$40,863

AZZ Second Quarter – Fiscal Year 2012
September 29, 2011

Condensed Consolidated Balance Sheet
(in thousands)

	August 31, 2011	February 28, 2011
	(unaudited)	(audited)

Assets:
Current assets	$302,111	$284,019
Net property, plant and equipment	$125,999	$125,362
Other assets, net	$155,136	$157,144
Total assets	$583,246	$566,525

Liabilities and shareholders’ equity:
Current liabilities	$74,183	$58,186
Long term debt due after one year	$210,714	$225,000
Other liabilities	$27,542	$27,321
Shareholders’ equity	$270,807	$256,018
Total liabilities and shareholders’ equity	$583,246	$566,525

Condensed Consolidated Statement of Cash Flows
(in thousands)

	Six Months Ended
	August 31, 2011	August 31, 2010
	(unaudited)	(unaudited)

Net cash provided by (used in) operating activities	$26,973	$8,013
Net cash provided by (used in) investing activities	$(10,275)	$(109,403)
Net cash provided by (used in) financing activities	$(6,010)	$ (408)
Effect of exchange rate changes on cash	$22	$27
Net increase (decrease) in cash and cash equivalents	$10,710	$(101,771)
Cash and cash equivalents at beginning of period	$138,390	$110,607
Cash and cash equivalents at end of period	$149,100	$8,836

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